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                                                          Registration No. _____

     As Filed with the Securities and Exchange Commission on October 23, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Hartford Life Insurance Company
         Separate Account Eleven

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         200 Hopmeadow Street
         Simsbury, Connecticut 06089

Telephone Number (including area code): 860-843-6733

Name and address of agent for service of process:

         Marianne O'Doherty
         P.O. Box 2999
         Hartford, Connecticut  06104-2999

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [X]           NO [ ]






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                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the town of Simsbury and the State of Connecticut on the 23rd day of October, 2001.


[SEAL]                                    Hartford Life Insurance Company -
                                          Separate Account Eleven
                                          (Registrant)

                                          By: Hartford Life Insurance Company
                                          (Sponsor/Depositor)


Attest:  /s/ Marianne O'Doherty           By:  /s/ Christine Hayer Repasy
         -----------------------------         --------------------------------
         Marianne O'Doherty, Assistant         Christine Hayer Repasy, Senior
         Vice President and Associate          Vice President, General Counsel
         General Counsel                       and Corporate Secretary























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